EXHIBIT 10(k)(4)


                         THIRD AMENDMENT
                               TO
           THE QUAKER LONG TERM INCENTIVE PLAN OF 1990


WHEREAS, on November 8, 1989, the shareholders of The Quaker
Oats Company (the "Company") approved the adoption of The Quaker
Long Term Incentive Plan of 1990 (the "Plan"); and

WHEREAS, the Plan has previously been amended and it is desirable to amend the Plan to limit the number of stock options to 500,000 that can be granted to any single employee during any fiscal year of the Company, in order to comply with the requirements of the Omnibus Budget Reconciliation Act of 1993, in order to preserve the tax deduction for all stock options granted under the Plan; and

WHEREAS, the Board has authorized adoption of this Third
Amendment to the Plan, the shareholders of the Company have approved this Amendment to the Plan and authorized the officers of the Company to execute any documents in connection therewith;

NOW THEREFORE, the Plan is hereby amended effective as of November 10, 1993 by substituting the following for Section 13.3 thereof:

"13.3 Grant of Options and Option Price. Each Option must be granted to an Employee and must be granted no later than December 31, 1998. No single Employee may be granted more than 500,000 Options during any Fiscal Year of the Company. The purchase price for Shares under any Option shall be no less than the Fair Market Value of the Shares at the time the Option is granted."

IN WITNESS WHEREOF, this Amendment is executed by a duly authorized officer of the Company.


                                   THE QUAKER OATS COMPANY



                                   By:/s/ D. Ralston
6/17, 1994                            Its Senior Vice President